 Filed Pursuant to Rule 424(b)(3)
 Registration Statement No. 333-272280
PROSPECTUS
Bioceres Crop Solutions Corp.
(incorporated in the Cayman Islands)
This prospectus relates to the resale, from time to time, of (i) 14,759 ordinary shares, par value $0.0001 per share (“Ordinary Shares”) of Bioceres Crop Solutions Corp., previously registered pursuant to our registration on Form F-1 (File No. 333-231883), which we filed with the SEC on May 31, 2019, and was declared effective by the SEC on July 15, 2019 (the “F-1 Registration Statement”), (ii) 34,019 Ordinary Shares previously registered pursuant to our registration on Form F-3 (File No. 333-237496), which we filed with the SEC on March 31, 2020 and was declared effective by the SEC on April 16, 2020 (the “March 2020 F-3 Registration Statement”), (iii) 4,755,684 Ordinary Shares previously registered pursuant to our registration on Form F-3 (File No. 333-268144) relating to the Secured Convertible Guaranteed Notes due 2026, which we filed with the SEC on November 3, 2022 and was declared effective by the SEC on November 16, 2022 (the “November 2022 F-3 Registration Statement”, together with the F-1 Registration Statement, the March 2020 F-3 Registration Statement and the October 2020 F-3 Registration Statement, the “Prior Registration Statements”), and (iv) 6,179,165 Ordinary Shares registered hereby for offer and resale by Bioceres LLC. Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), this prospectus updates the Prior Registration Statements and includes Ordinary Shares previously registered by us pursuant to such Prior Registration Statements.
The Ordinary Shares are being offered by the selling shareholders identified herein and we will not receive any proceeds from the sale of the securities under this prospectus. Information regarding the selling shareholders, the number of Ordinary Shares that may be sold by them, and the times and manner in which they may offer and sell the Ordinary Shares under this prospectus is provided under the sections titled “Selling Shareholders” and “Plan of Distribution,” respectively. We do not know when or in what amount the selling shareholders may offer the securities for sale. The selling shareholders may sell any, all, or none of the securities offered by this prospectus.
Our Ordinary Shares trade on the Nasdaq Global Market (“Nasdaq”) under the symbol “BIOX”. The last sale price of our Ordinary Shares on June 7, 2023 was US$12.48 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page 5 to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated June 7, 2023.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf process, any of the securities identified in this prospectus may be offered together or separately in one or more series, if any. The selling shareholders may offer and sell any combination of the securities identified in this prospectus.
This prospectus provides you with a general description of the securities the selling shareholders may offer. Each time the selling shareholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of those securities and their offering, including the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Risk Factors,” “Where You Can Find More Information” and “Incorporation of Documents by Reference.”
This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form F-3, including its exhibits. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.
You should assume that the information in this prospectus or any prospectus supplement, as well as the information incorporated by reference in this prospectus or any prospectus supplement, is accurate only as of the date of the documents containing the information, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since those dates.
Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference in this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.
Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “BIOX” or the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to Bioceres Crop Solutions Corp., together with its subsidiaries. The Ordinary Shares that may be offered using this prospectus are referred to collectively as the securities.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
This registration statement incorporates important business and financial information about that is not included in or delivered with the registration statement. The SEC allows us to “incorporate by reference” information filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and certain later information that we file with the SEC will automatically update and supersede this information.
This document incorporates by reference the following documents that have previously been filed with the SEC by us:
•
our annual report on Form 20-F for the year ended June 30, 2022 (File No. 001-38405), filed with the SEC on October 28, 2022;

•
our Report on Form 6-K (File No. 001-38836), furnished to the SEC on November 2, 2022, relating to our 2022 Annual Shareholders’ Meeting;

•
our Report on Form 6-K (File No. 001-38836), furnished to the SEC on February 9, 2023, relating to the US$26.5 million public offering of Series VIII corporate bonds by Rizobacter Argentina S.A.;

•
our Report on Form 6-K (File No. 001-38836), furnished to the SEC on May 24, 2023, containing our unaudited interim condensed consolidated financial statements as of March 31, 2023 and June 30, 2022, and for the three and nine-month periods ended March 31, 2023 and 2022;

•
our Report on Form 6-K (File No. 001-38836), furnished to the SEC on March 27, 2023, containing our unaudited pro forma condensed combined financial information for the six-month period ended December 31, 2022; and

•
the Amended and Restated Memorandum and Articles of Association of Bioceres Crop Solutions Corp. (filed with the SEC as Exhibit 3.1 to Amendment No.1 to BIOX’s registration statement on Form F-1 (File No. 333-231883), filed with the SEC on July 12, 2019).

This document incorporates by reference the following documents that have previously been filed with the SEC by Pro Farm Group, Inc. (formerly Marrone Bio Innovations, Inc.) (“Pro Farm”):
•
Items 1A, 7 and 9A of the Pro Farm annual report on Form 10-K for the year ended December 31, 2021 (File No. 001-36030), filed with the SEC on March 30, 2022; and

•
the Pro Farm annual report on Form 10-K/A No. 2 for the year ended December 31, 2021, filed with the SEC on May 9, 2022 (File No. 001-36030), which contains audited financial statements for Pro Farm as of and for the years ended December 31, 2021 and 2020.

In addition, we are incorporating by reference any documents we may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date hereof, and prior to the effectiveness of this registration statement, provided, however, that we are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.
Information that we file with the SEC will automatically update and supersede the information included in this prospectus or previously incorporated by reference into this prospectus. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes, contained in the documents that we incorporate by reference in this prospectus.
We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
Bioceres Crop Solutions Corp.
Ocampo 210 bis
Predio CCT, Rosario, Santa Fe, Argentina
Tel: +54 (341) 486-1122
investorrelations@biocerescrops.com
You should rely only on the information that we incorporate by reference or provide in this prospectus or the accompanying prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. Documents incorporated by reference are available on the SEC’s website at www.sec.gov and from other sources. You may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC (http://www.sec.gov).

SUMMARY
This summary highlights selected information appearing elsewhere or incorporated by reference herein; it does not contain all of the information that is important to you. You should read this prospectus, including the information incorporated by reference, in its entirety. Investors should carefully consider the information set forth under the “Risk Factors” section.
Overview
We are a leading company in the development and commercialization of productivity solutions designed to regenerate agricultural ecosystems while making crops more resilient to climate change. To achieve this, we create economic incentives for growers and other stakeholders to adopt environmentally friendly production practices. We have a unique biotech platform with high-impact, licensed and patented technologies for seeds and microbial ag-inputs, as well as biological and next generation conventional crop nutrition and protection solutions. Along with our licensed HB4 — drought tolerant seed technology program, we also bring digital solutions to support growers’ decisions and provide end-to-end traceability for production outputs. We are a global company, as our agricultural inputs are marketed across more than 40 countries, primarily in South America and the United States. We are well positioned with geographic exposure to the global soybean and wheat production footprint.
Our leading infrastructure, the success of our unique biotech platform, and a commanding presence in our key markets have made us a flagship agricultural solutions provider, as well as the natural partner for global conglomerates.
For additional information, see our most recent annual report for the fiscal year ended June 30, 2022 on Form 20-F, filed with the SEC on October 28, 2022 (the “Annual Report”).
Corporate Information
Our principal executive offices are located at Ocampo 210 bis, Predio CCT, Rosario, Santa Fe, Argentina, and our telephone number is +54 341 486-1100. We were incorporated as an exempted company under the laws of the Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, NY 10168.

RISK FACTORS
Investing in the securities offered using this prospectus involves risk. Before you decide to buy our securities, you should carefully consider the risks described under the heading “Risk Factors” in our Annual Report, which is incorporated herein by reference, in the applicable prospectus supplement and in other documents incorporated by reference into this prospectus. If any of these risks actually occur, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the securities offered using this prospectus could decline, in which case you may lose all or part of your investment. Please see “Where You Can Find More Information” and “Incorporation of Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into this prospectus by reference.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, results of operations, liquidity, anticipated growth strategies, anticipated trends in our industry, our potential growth opportunities, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “might,” “will,” “consider,” “estimate,” “continue,” “anticipate,” “intend,” “target,” “project,” “contemplate,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar terms or expressions. The statements we make regarding the following matters are forward-looking by their nature:
•
the impact of the conflict between Russia and Ukraine on our business;

•
our ability to develop and commercialize biotechnology products and crop productivity technologies;

•
our ability to maintain our joint venture agreements with our current partners;

•
the success of the HB4 technology that we license and that remains subject to receipt of regulatory approval in certain jurisdictions other than Argentina;

•
our or our collaborators’ ability to develop commercial products that incorporate our licensed seed traits and complete the regulatory approval process for such products;

•
our expectations regarding the commercial value of our key products in yield and abiotic stress and biotic stress;

•
our expectations regarding regulatory approval of products developed or licensed by us, our joint ventures and third-party collaborators;

•
our ability to adapt to continuous technological change in our industry;

•
our expectations that products containing our licensed seed traits will be commercialized and we will earn royalties from the sales of such products;

•
our expectations to accelerate the Microstar ramp up, our leading brand in micro-granulated fertilizers;

•
our expectations regarding the future growth of the global agricultural, agricultural biotechnology, biological-based chemical and agro-industrial biotechnology markets;

•
our ability to develop and exploit a proprietary channel for the sale of our licensed biotechnology products;

•
our compliance with laws and regulations that impact our business and changes to such laws and regulations;

•
our ability to assemble, store, integrate and analyze significant amounts of public and proprietary data;

•
our ability to respond to health epidemics and other outbreaks, such as COVID-19, including responses by governmental bodies or regulators;

•
our ability to maintain our licensing arrangements for the products that we commercialize;

•
the impact of COVID-19 on the economy, our customers, employees and vendors as well as on our business, financial condition and results of operations;

•
the outcome of any known and unknown litigation and regulatory proceedings; and

•
various other factors, including without limitation those described under “Risk Factors.”

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by the forward-looking statements.
You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations.

ENFORCEMENT OF CIVIL LIABILITIES
Cayman Islands
We are incorporated under the laws of Cayman Islands. Substantially all of our and our subsidiaries’ assets are located outside the United States. Substantially all of our directors and officers and certain advisors named in this prospectus reside in Argentina. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or us in United States courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States.
The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.
We have been advised by our Cayman Islands legal counsel, Maples and Calder (Cayman) LLP, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
Argentina
We have been advised by our Argentine counsel, Marval O’Farrell Mairal, of the uncertainty in terms of extent and timeliness for enforceability of liabilities predicated solely upon the federal securities laws of the United States in original actions in Argentine courts as compared to actions brought in a United States or other non-Argentine court, as well as with respect to the enforceability of judgments of United States courts in Argentine courts that were obtained in actions against us or the persons described above, that were predicated upon the civil liability provisions of the federal securities laws of the United States and which will be subject to compliance with certain requirements under Argentine law mentioned below, including the condition that any such judgment does not violate Argentine public policy (orden público).
On the first place it is important to determine the existence or not of international treaties or conventions entered with the country from which the judgment to be enforced originates. In the present case, there are no bilateral or multilateral international treaties or conventions between the Argentine Republic and the United States of America regarding the enforceability of a foreign judgment, therefore the provisions of the argentine procedural codes apply.
Therefore, if enforcement of a judgment issued by a U.S. court is sought before federal courts or courts with jurisdiction in commercial matters of the City of Buenos Aires, such judgment will be recognized and enforced by the courts in Argentina, provided that the requirements set out in Articles 517 through 519 of the Argentine Federal Civil and Commercial Procedure Code (“Federal Procedure Code”) are met. Such requirements are as follows: (1) the judgment, which must be valid and final in the jurisdiction where it was rendered, was issued by a competent court in accordance with the Argentine principles regarding international jurisdiction and resulted from a personal action, or an in rem action with respect to personal property which was transferred to Argentine territory during or after the prosecution of the foreign action, (2) the defendant against whom enforcement of the judgment is sought was personally served with the summons and, in accordance with due process of law, was given an opportunity to defend against the foreign action, (3) the authenticity of the judgment must be established in accordance with the requirements of Argentine law, (4) the judgment does not violate the principles of public policy of Argentine law, and (5) the judgment is not contrary to a prior or simultaneous judgment of an Argentine court. Any document in a language other than Spanish (including, without limitation, the foreign judgment and other documents related thereto) requires filing with the relevant court of a duly legalized translation by a sworn public translator into the Spanish language. Any public document issued in any country other than Argentina must be duly legalized before the competent Argentine Consulate and before the Ministry of Foreign Relations of Argentina, or if such country is part of the Convention Abolishing the Requirement of Legalization for Foreign Public Documents adopted at The Hague on October 5, 1961, must bear the “Apostille” provided in such Convention.
Enforcement of foreign judgments before the provincial courts of the Province of Santa Fe would be recognized provided that the requirements of Articles 269 through 271 of the Procedure Code of the Province of Santa Fe (approved by Law No. 5,531, as amended) (“Santa Fe Procedure Code”) are met as follows: (1) the judgment must not invalidate the jurisdiction of the Argentine courts; (2) if the defendant was domiciled in Argentina, the judgment must have not been issued as a default judgment; (3) the judgment must be valid according to Argentine law and must not violate the principles of public policy (public order) in Argentina; (4) the judgment must be valid in the jurisdiction where rendered and its authenticity must be established in accordance with the requirements of Argentine law; (5) if the jurisdiction where the judgment was rendered includes any additional requirement to enforce judgments rendered in Argentina, the judgment must also comply with such additional requirements (see Art. 269 Santa Fe Procedure Code); and (6) judgments rendered in Argentina must be enforceable in the jurisdiction where the judgment was rendered (see Art. 270 Santa Fe Procedure Code). Petition for enforcement shall be accompanied by authenticated copy of the relevant foreign laws evidencing satisfaction of the requirements described above, as applicable, duly translated by a sworn public translator into the Spanish language. Any public document issued in any country other than Argentina must be duly legalized before the competent Argentine Consulate and before the Ministry of Foreign Relations of Argentina, or if such country is part of the Convention Abolishing the Requirement of Legalization for Foreign Public Documents adopted at The Hague on October 5, 1961, must bear the “Apostille” provided in such Convention (see Art. 271 Santa Fe Procedure Code).
The filing of claims with the Argentine judicial system is subject to the payment of a court tax to be paid by the person filing a claim. Such tax rate varies from one jurisdiction to another. The current court tax in the courts sitting in the City of Buenos Aires is levied at a rate of 3% of the amount claimed, in conformity with Article 2 of Argentine Law No. 23,898 and the current court tax in the courts sitting in the Province of Santa Fe is also levied, for ordinary proceedings, at a rate of 3% of the amount claimed, in conformity with Articles 35 and 36 of Santa Fe Province Tax Law No. 3,650. Furthermore, pursuant to Argentine Law No. 26,589 (as amended), certain mediation procedures must be exhausted prior to the initiation of lawsuits in Argentina. In the case of executory proceedings, which include the enforcement of foreign judgments prejudicial mediation procedures remain optional for the plaintiff (see Law No. 26,589, Art. 4). A similar procedure, that is optional for the party trying to enforce a judgment obtained abroad in the Province of Santa Fe, may be followed as provided by Provincial Law No. 13,151 and its regulatory Decree No. 1747/2011 of the Province of Santa Fe. Enforcement of claims in Argentina may become limited by statute of limitations or the lapse of time.
Subject to compliance with Article 517 of the Federal Procedure Code or Article 269 of the Santa Fe Procedure Code, as described above, a judgment against us or the persons described above and obtained outside Argentina would be enforceable in Argentina without reconsideration of the merits.
With regards to arbitral awards issued in international arbitrations, it is important to point out that both the Argentine Republic and the United States of America have both ratified the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958 (the “New York Convention”). Pursuant to Article 5 of the New York Convention, the recognition and enforcement of the award may be refused only if: (i) at the request of either party, the court finds that (1) one of the parties to the arbitration agreement was under some incapacity or capacity restriction; (2) the arbitral clause was not valid under the law elected by the parties or otherwise by the law of the jurisdiction where the award was granted; (3) the party against whom the award is being enforced was not given proper notice of the appointment of the arbitrators or of the arbitration proceedings or was otherwise unable to defend its case; (4) the award deals with a difference not contemplated by or not falling within the terms of the submission or contains decisions on matters beyond the scope of the submission to arbitration; (5) the appointment of the arbitral tribunal or the arbitration procedure did not comply with the arbitration agreement or with the laws of the jurisdiction where the arbitration took place; or (6) the award is not yet enforceable or was suspended or annulled by a court of the jurisdiction where granted; or (ii) the court finds that: (1) the claim may not be submitted to arbitration under Argentine law; or (2) the recognition and enforcement of the award would violate the principles of international public policy under Argentine law. The grounds for refusing the recognition and enforcement of foreign awards set in the New York Convention are virtually identical to those set forth Articles 102 through 2014 of the Argentine Law No. 27,449 on International Commercial Arbitration.
Regarding formal requirements, according to Article 103 of Law No. 27,449 the party requesting the enforcement of the arbitral award shall supply the original award or a certified copy thereof. The Argentine courts may request the party to provide a translation when the award is not rendered in Spanish language. Furthermore, as for the recognition of foreign judgements, the filing of claims before the Argentine judicial system in order to request the recognition and enforcement of an arbitral award is subject to the payment of a court tax to be paid by the person filing a claim.
Enforcement of claims and foreign judgments and submission to arbitration and enforcement of awards in Argentina are limited by bankruptcy, insolvency, reorganization, out of court restructuring, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights.
If insolvency proceedings are commenced in Argentina, the admission of creditors whose claims are payable outside Argentina and which do not belong to a foreign insolvency proceeding (whether because no such proceedings have been initiated or commenced) is conditional upon submission of evidence that, reciprocally, a creditor whose claim is payable in the Argentine Republic can be admitted and paid pari passu in insolvency proceedings commenced in the country where the claim of the former is payable; provided, however, that if bankruptcy is also declared outside Argentina, any creditors who made a filing in the foreign bankruptcy proceedings will only be entitled to claim against the balance of assets remaining in Argentina, once all creditors in the bankruptcy proceedings in Argentina have been paid in full (see Art. 4 of the Argentine Bankruptcy Law No. 24,522).
We have been further advised by our Argentine counsel that the ability of a judgment creditor or the other persons named above to satisfy a judgment by attaching certain assets of ours, or of any of our directors, our executive officers and/or the advisors named in this prospectus, respectively, may be limited by provisions of Argentine law.

CAPITALIZATION
Our capitalization will be set forth in a prospectus supplement to this prospectus or in a report of foreign private issuer on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

SELLING SHAREHOLDERS
The selling shareholders may from time to time offer and sell any or all of our securities set forth below pursuant to this prospectus. When we refer to “selling shareholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors, and others who later come to hold any of the selling shareholders’ interests in our securities other than through a public sale.
We have registered the resale of (i) 14,759 Ordinary Shares that remain unsold from the 119,443 Ordinary Shares registered pursuant to the F-1 Registration Statement, (ii) 34,019 Ordinary Shares that remain unsold from the 1,432,571 Ordinary Shares previously registered pursuant to the March 2020 F-3 Registration Statement, (iii) 4,755,684 Ordinary Shares that remain unsold from the 4,755,684 Ordinary Shares previously registered pursuant to the November 2022 F-3 Registration Statement relating to the Secured Convertible Guaranteed Notes due 2026, and (iv) 6,179,165 Ordinary Shares hereby registered for resale by Bioceres LLC included in this prospectus, in order to permit such selling shareholders to offer the Ordinary Shares for resale from time to time.
The 14,759 Ordinary Shares that remain unsold from the 119,443 Ordinary Shares registered pursuant to the F-1 Registration Statement were issued to minority shareholders of Bioceres Semillas S.A.U. upon the exercise of their tag-along rights under a shareholders’ agreement, in connection with the consummation of the business combination.
According to information derived from the registration statement on Form S-4 filed with the SEC by UAC on December 21, 2018, the 34,019 ordinary shares that remain unsold from the 1,432,571 ordinary shares previously registered pursuant to the March 2020 F-3 Registration Statement were part of the ordinary shares issued by UAC in December 2017 to Kyle P. Bransfield, UAC’s chief executive officer, and Union Group International Holdings Limited (“UGI”), an affiliate of Juan Sartori, the Chairman of UAC’s board of directors, in connection with UAC’s organization, and Mr. Bransfield and UGI subsequently transferred a portion of such shares to certain individuals and entities, including UAC’s independent directors.
The 4,755,684 Ordinary Shares underlying the Secured Convertible Guaranteed Notes due 2026 and included in this prospectus comprise both principal and interest payable in kind, of which may be converted into Ordinary Shares at the option of the holders of the Secured Convertible Guaranteed Notes due 2026. The Secured Convertible Guaranteed Notes due 2026 were sold in a private placement to Jasper Lake Ventures One LLC, Redwood Enhanced Income Corp. and Liminality Partners LP. See “Description of Share Capital — Secured Guaranteed Notes due 2026” in this prospectus and “Item 4. Information on the Company — Material Contracts — Issuance of Notes due 2026 — Secured Guaranteed Notes due 2026” in our Annual Report on Form 20-F.
The following table sets forth, as of the date of this prospectus:
•
the name of each selling shareholder for whom we are registering Ordinary Shares;

•
the number of Ordinary Shares beneficially owned by the selling shareholders prior to the offering;

•
the number of outstanding Ordinary Shares and the number of Ordinary Shares underlying Secured Convertible Guaranteed Notes due 2026 (including interest, which may be payable in Ordinary Shares); and

•
the number of ordinary shares and the percentage of Ordinary Shares to be beneficially owned by each selling shareholder after the offering (assuming all of the Ordinary Shares are sold by such selling shareholder).

This table was prepared solely based on information supplied to us by Continental Stock Transfer & Trust Company, as transfer agent, the listed selling shareholders and any Schedules 13D or 13G filed by the selling shareholders with the SEC and assumes the sale of all of the securities offered hereby. The selling shareholders may sell all, some or none of their shares in this offering. See the disclosure under the heading “Plan of Distribution” elsewhere in this prospectus. The selling shareholders identified in the table below may have sold, transferred or otherwise disposed of some or all of their shares since the date of this prospectus in transactions exempt from or not subject to the registration requirements of the Securities Act.

Information concerning the selling shareholders may change from time to time and, if necessary and required, we will amend or supplement this prospectus accordingly.
	Prior to the offering Ordinary Shares Beneficially Owned	Offered Hereby		After the Offering
Shareholder		Ordinary Shares	Ordinary Shares Beneficially Owned	Beneficial Ownership Percentage
El Terruño de los Cuatro S.R.L.(1)	6,325	6,325
Enrique M. Baya Casal S.A.(2)	8,434	8,434
Union Acquisition Associates, LLC(3)	449	449
Patrick A. Sturgeon(4)	9,617	1,803
Joseph LaSala(5)	1,921	721
Michael D. Fontaine(6)	960	360
Graham Powis(7)	776	776
Harris Lydon(8)	4,910	4,910
Gerald W. Haddock(9)	12,500	12,500
Daniel W. Fink(10)	12,500	12,500
Jasper Lake Ventures One LLC(11)	—	2,896,644
Redwood Enhanced Income Corp.(12)	—	1,080,837
Liminality Partners LP(13)	—	778,203
Bioceres LLC(14)	23,363,766	6,179,165

Notes: —
Less than 1%
(1)
The business address of this entity is Calle 22 N° 63, Ameghino, Buenos Aires.

(2)
The business address of this entity is 25 de mayo 347, 5th floor, CABA.

(3)
Represents Ordinary Shares held by Union Acquisition Associates, LLC, an entity controlled by Mr. Bransfield, one of the Company’s directors. The business address of this entity is 400 Madison Ave., Suite 11A, New York, NY 10017.

(4)
The business address of this person is 34 Debrosses St., Apt 420, New York, NY 10013-0528.

(5)
The business address of this person is 47 Clinton St, Apt 4, New York, NY 10002-2445.

(6)
The business address of this person is 916 Superba Ave, Venice, CA 90291.

(7)
The business address of this person is 10 Francine Dr., Greenwich, CT 06830-4703.

(8)
The business address of this person is 17 White St., Apt. 2B, New York, NY 10013-2485.

(9)
The business address of this person is 400 Madison Avenue, RM 11A, New York, NY 10017-1948.

(10)
The business address of this person is 400 Madison Avenue, RM 11A, New York, NY 10017-1948.

(11)
The business address of this entity is 910 Sylvan Avenue, Suite 140, Englewood Cliffs, NJ 07632.

(12)
The business address of this entity is 250 W 55th St, 26th Floor, New York, NY 10019.

(13)
The business address of this entity is 11 Arlingon Street, Boston, MA 02116.

(14)
The business address of this entity is 1209 Orange Street, Wilmington, DE 19801-1120.

Other than as described in this prospectus or in documents incorporated by reference herein, the selling shareholders have not within the past three years had any position, office, or other material relationship with us or any of our predecessors or affiliates other than Bioceres LLC. None of the selling shareholders is a broker-dealer or an affiliate of a broker-dealer.

USE OF PROCEEDS
We will not receive any proceeds from the sale of Ordinary Shares to be offered by any of the selling shareholders pursuant to this prospectus and the applicable prospectus supplement.

DESCRIPTION OF SHARE CAPITAL
We are a Cayman Islands exempted company and our affairs are governed by our amended and restated memorandum and articles of association (“Articles”), the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) and the common law of the Cayman Islands. The following description summarizes certain terms of our shares as set out more particularly in our Articles. Because it is only a summary, it may not contain all the information that is important to you.
Share Capital
As of the date of this registration statement, we had (i) 100,000,000 Ordinary Shares ($0.0001 par value) authorized, (ii) 62,821,204 Ordinary Shares issued and outstanding, (iii) 1,000,000 preference shares ($0.0001 par value) authorized, (iv) no preference shares issued and outstanding, (v) $56.3 million principal amount of Secured Convertible Guaranteed Notes due 2026, (vi) 4,046,306 Ordinary Shares reserved for our equity compensation plans. Holders of the Ordinary Shares are entitled to one vote for each Ordinary Shares.
Objects
Our Articles state that the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.
Directors
Our Articles do not restrict a director’s power to vote in respect of any contract or transaction in which he is interested (provided that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon), vote on compensation to themselves or any other members of their body in the absence of an independent quorum or exercise borrowing powers. There is no mandatory retirement age for our directors and our directors are not required to own securities of the Company in order to serve as directors.
Ordinary Shares
Holders of Ordinary Shares are entitled to receive ratable dividends when and if declared by our board of directors out of funds legally available therefor, subject to any rights of any outstanding series of preference shares.
Upon our winding up, liquidation and dissolution and after payment in full of all amounts required to be paid to creditors and to the holders of preference shares having liquidation preferences, if any, holders of Ordinary Shares will be entitled to receive pro rata our remaining assets available for distribution.
The rights, powers and privileges of holders of our Ordinary Shares are subject to those of holders of any shares of our preference shares or any other series or class of shares we may authorize and issue in the future.
Our Ordinary Shares are not subject to any sinking fund. All of our issued shares are fully paid up and none of our shareholders are liable for further capital calls. There are no provisions in the Articles that discriminate against any existing or prospective holder of our Ordinary Shares as a result of such shareholder owning a substantial number of shares.
Preference Shares
Our Articles authorize 1,000,000 preference shares and provide that preference shares may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without shareholder approval, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the Ordinary Shares and could have anti-takeover effects. The ability of our board of directors to issue preference shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preference shares outstanding at the date hereof. Although we do not currently intend to issue any shares of preference shares, we cannot assure you that we will not do so in the future. No preference shares are being issued or registered in this offering.
Voting, Appointment of Directors
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preference shares, the holders of BIOX Ordinary Shares will possess all voting power for the appointment of our directors and all other matters requiring shareholder action and will at all times vote together as one class on all matters submitted to a vote of the shareholders of BIOX. Holders of BIOX Ordinary Shares will be entitled to one vote for each share held of record on all matters on which shareholders are entitled to vote generally, including the appointment or removal of directors. Holders of BIOX Ordinary Shares will not have cumulative voting rights in the appointment of directors.
Preemptive or Other Rights
There will be no sinking fund or redemption provisions applicable to BIOX shares.
Appointment of Directors
Our board currently consists of seven directors. Each of our directors will have a term that expires at BIOX’s annual general meeting in 2023, or until their respective successors are duly appointed and qualified, or until their earlier resignation, removal or death. There will be no cumulative voting with respect to the appointment of directors, with the result that directors will be appointed by a majority of the votes cast at an annual general meeting of BIOX.
General Meetings
At least five clear days’ notice are required to be given of any general meeting, which notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting. No business will be transacted at any general meeting unless a quorum is present. The holders of a majority of the shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum. If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a shareholders’ request, will be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the shareholders present will be a quorum.
Annual General Meetings
Any annual general meeting will be held at such time and place as the directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in October of each year at ten o’clock in the morning. At these meetings the report of the directors (if any) shall be presented. Shareholders seeking to bring business before the annual general meeting or to nominate candidates for appointment as directors at the annual general meeting must deliver notice to the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.
Extraordinary General Meetings
All general meetings other than annual general meetings are extraordinary general meetings. Shareholders holding not less than 10% in par value of the issued Ordinary Shares with voting rights can request, and the directors shall convene, extraordinary general meetings. Such shareholders’ request must state the objects of the meeting and must be signed by the requesting shareholders and deposited at the Registered Office.
If there are no directors as at the date of the deposit of the shareholders’ request or if the directors do not within twenty-one days from the date of such request duly proceed to convene a general meeting to be held within a further twenty-one days, the requesting shareholders, or any of them representing more than 50% of the total voting rights of all of the requesting shareholders, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.
Our Articles do not contain any provisions that would have an effect of delaying, deferring or preventing a change in control of our Company. Our Articles provide that the Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Companies Act) upon such terms as our directors may determine and (to the extent required by the Companies Act) with the approval of a Special Resolution.
Our Articles do not contain any provisions governing the ownership threshold above which shareholder ownership must be disclosed.
Our Articles are not significantly different from the requirements of the Companies Act and the conditions imposed by our Articles governing changes in capital are not more stringent than what is required by the Companies Act.
Secured Convertible Guaranteed Notes due 2026
On August 5, 2022, we issued US$55.0 million secured convertible guaranteed noted due 2026 (the “Secured Convertible Guaranteed Notes due 2026”) pursuant to a note purchase agreement among us, Jasper Lake Ventures One LLC, Redwood Enhanced Income Corp, Liminality Partners LP, the holders from time to time party thereto and Wilmington Savings Fund Society, FSB, as collateral agent. The Secured Convertible Guaranteed Notes are secured by substantially all of the assets located in the United States of Pro Farm. In addition, the Secured Convertible Guaranteed Notes are guaranteed by BCS Holding Inc., Bioceres Crops do Brasil Ltda., Bioceres Crops S.A., Bioceres Semillas S.A.U., Verdeca LLC, Rasa Holding LLC, Rizobacter Argentina S.A., Rizobacter del Paraguay S.A., Rizobacter do Brasil Ltda., Rizobacter South Africa, Rizobacter Uruguay, Rizobacter USA, LLC, Glinatur S.A., Pro Farm, Group, Inc., Pro Farm Michigan Manufacturing LLC, Pro Farm Technologies Comércio de Insumo Agrícolas do Brasil Ltda. and Pro Farm, Inc. The Secured Convertible Guaranteed Notes mature 48 months after the issue date, unless converted earlier, and bear interest at 5% in cash plus 4% in kind per year, payable quarterly. See “Item 4. Information on the Company — Material Contracts — Issuance of Notes due 2026 — Secured Guaranteed Notes due 2026” in our Annual Report on Form 20-F.
Compensation Plans
2023 Omnibus Equity Incentive Plan
On May 12, 2023, our board of directors approved the 2023 Omnibus Equity Incentive Plan (the “Plan”), to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants and to promote the success of our business. Under the Plan, the maximum aggregate number of shares that may be issued pursuant to all awards shall be 1,700,000 Ordinary Shares. The Plan allows us to establish the terms and conditions of the equity awards granted thereunder.
Vesting
Our board of directors or our Compensation Committee shall determine the manner and timing of vesting, exercise and expiration of the options. The option period shall not exceed ten years, unless the option period (other than in the case of an incentive share option) would expire at a time when trading in the Shares is prohibited by our securities trading policy or a self-imposed “blackout period,” in which case the option period shall be extended automatically until the 30th day following the expiration of such prohibition

(so long as such extension shall not violate Section 409A of the Internal Revenue Code of 1986). We may accelerate the vesting and/or exercisability of any option, which acceleration shall not affect any other terms and conditions of such option.
Principal Differences between Cayman Islands and U.S. Corporate Law
The Companies Act was modeled originally after similar laws in England and Wales but does not follow subsequent statutory enactments in England and Wales. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to BIOX and the laws applicable to companies incorporated in the United States and their shareholders.
Mergers and Similar Arrangements
The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies.
For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies in the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company; and (b) such other authorization, if any, as may be specified in such constituent company’s Articles of Association. The plan must be approved by the directors of each constituent company and filed with the Registrar of Companies together with a declaration as to: (1) the solvency of the consolidated or surviving company, (2) the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the constituent companies; (3) no petition or other similar proceeding has been filed and remains outstanding and no order or resolution to wind up the company in any jurisdiction, (4) no receiver, trustee, administrator or similar person has been appointed in any jurisdiction and is acting in respect of the constituent company, its affairs or property, (5) no scheme, order, compromise or similar arrangement has been entered into or made in any jurisdiction with creditors; (6) a list of the assets and liabilities of each constituent company; (7) the non-surviving constituent company has retired from any fiduciary office held or will do so; (8) that the constituent company has complied with any requirements under the regulatory laws, where relevant; and (9) an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette.
Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, may be determined by the Cayman Islands’ court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.
In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement in question is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:
•
BIOX is not proposing to act illegally or ultra vires and the statutory provisions as to majority vote have been complied with;

•
the shareholders have been fairly represented at the meeting in question;

•
the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•
the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

When a takeover offer is made and accepted by holders of 90.0% in value of the shares affected within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.
If the arrangement and reconstruction are thus approved, any dissenting shareholders would have no rights comparable to appraisal rights, which might otherwise ordinarily be available to dissenting shareholders of U.S. corporations and allow such dissenting shareholders to receive payment in cash for the judicially determined value of their shares.
Shareholders’ Suits
Class actions are not recognized in the Cayman Islands, but groups of shareholders with identical interests may bring representative proceedings, which are similar. However, a class action suit could nonetheless be brought in a U.S. court pursuant to an alleged violation of U.S. securities laws and regulations.
In principle, BIOX itself would normally be the proper plaintiff and as a general rule, whilst a derivative action may be initiated by a minority shareholder on behalf of BIOX in a Cayman Islands court, such shareholder will not be able to continue those proceedings without the permission of a Grand Court judge, who will only allow the action to continue if the shareholder can demonstrate that BIOX has a good case against the defendant, and that it is proper for the shareholder to continue the action rather than the Company’s board of directors. Examples of circumstances in which derivative actions would be permitted to continue are where:
•
a company is acting or proposing to act illegally or beyond the scope of its authority;

•
the act complained of, although not beyond the scope of its authority, could be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•
those who control the company are perpetrating a “fraud on the minority.”

Corporate Governance
Cayman Islands law restricts transactions between a company and its directors unless there are provisions in the Articles of Association which provide a mechanism to alleviate possible conflicts of interest. Additionally, Cayman Islands law imposes on directors’ duties of care and skill and fiduciary duties to the companies which they serve. Under our Articles, a director is at liberty to vote in respect of any contract or transaction in which he is interested, provided that the nature of the interest of any director in any such contract or transaction is disclosed by him at or prior to its consideration and any vote thereon. The interested director shall be counted in the quorum at such meeting and the resolution may be passed by a majority of the directors present at the meeting.
As a result of the closing of the merger with Pro Farm, on July 12, 2022, we ceased to be a “controlled company” for purposes of the Nasdaq rules. As a result, the Nasdaq rules require that our board of directors, compensation and nominating and governance committees be independent. However, we have chosen to rely on Nasdaq rule 5615 in respect of our compensation and nominating and governance committees, which provides for a phase-in period of one year to comply with such independence requirements. See “— Item 6. Directors, Senior Management and Employees — C. Board Practices” in our Annual Report on Form 20-F.
Borrowing Powers
BIOX’s directors may exercise all the powers of BIOX to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture shares, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of BIOX or of any third party. Such powers may be varied by a special resolution under Cayman Islands law, which requires the affirmative vote of a majority of at least two-thirds of the shareholders who attend and vote at a general meeting of the company.
Indemnification of Directors and Executive Officers and Limitation of Liability
The Companies Act does not limit the extent to which a company’s Articles of Association may provide for indemnification of directors and officers, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Articles provide that we shall indemnify and hold harmless our directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages, liabilities, judgments, fines, settlements and other amounts incurred or sustained by such directors or officers, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil, criminal or other proceedings concerning BIOX or our affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to BIOX’s directors, officers or persons controlling the Company under the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Directors’ Fiduciary Duties
Under Cayman Islands law, directors and officers owe the following fiduciary duties:
(i)
duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

(ii)
duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)
directors should not improperly fetter the exercise of future discretion;

(iv)
duty to exercise powers fairly as between different sections of shareholders;

(v)
duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(vi)
duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.
As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.
A general notice may be given to the board of directors to the effect that (1) the director is a member, director or officer of, or otherwise affiliated with, a specified company or firm and is to be regarded as interested in any contract or arrangement which may after the date of the notice be made with that company or firm; or (2) he or she is to be regarded as interested in any contract or arrangement which may after the date of the notice to the board of directors be made with a specified person who is connected with him or her, will be deemed sufficient declaration of interest. This notice shall specify the nature of the interest in question. Following the disclosure being made pursuant to our Articles and subject to any separate requirement under applicable law or Nasdaq listing rules, and unless disqualified by the chairman of the relevant meeting, a director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting.
In comparison, under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.
Shareholder Proposals
Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual general meeting, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual general meeting, but Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.
The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s Articles of Association. Our Articles provide that upon the requisition of one or more shareholders representing not less than one-third of the voting rights entitled to vote at general meetings, the board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. The Articles of Association provide no other right to put any proposals before annual general meetings or extraordinary general meetings.
Cumulative Voting
Under the Delaware General Corporation Law, cumulative voting for appointments of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to appointing such director. As permitted under Cayman Islands law, our Articles do not provide for cumulative voting. As a result, the shareholders of BIOX are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.
Removal of Directors
The office of a director shall be vacated automatically if, among other things, he or she (1) becomes prohibited by law from being a director, (2) becomes bankrupt or makes an arrangement or composition with his creditors, (3) dies or is in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director (4) resigns his office by notice to us or (5) has for more than six months been absent without permission of the directors from meetings of the board of directors held during that period, and the remaining directors resolve that his/her office be vacated.
Transaction with Interested Shareholders
The Delaware General Corporation Law provides that; unless the corporation has specifically elected not to be governed by this statute, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that this person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which the shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.
Cayman Islands law has no comparable statute. As a result, BIOX cannot avail itself of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that the board of directors owe duties to ensure that these transactions are entered into bona fide in the best interests of the company and for a proper corporate purpose and, as noted above, a transaction may be subject to challenge if it has the effect of constituting a fraud on the minority shareholders.
Dissolution; Winding Up
Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. If the dissolution is initiated by the board of directors, it may be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company resolves by ordinary resolution that it be wound up because it is unable to pay its debts as they fall due. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.
Under the Companies Act, BIOX may be wound up, liquidated and dissolved by a special resolution under Cayman Islands law, which requires the affirmative vote of a majority of at least two-thirds of the shareholders who attend and vote at a general meeting of the company. Our Articles also give its board of directors authority to petition the Cayman Islands Court to wind up BIOX.
Variation of Rights of Shares
Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of that class, unless the certificate of incorporation provides otherwise. Under our Articles, if the share capital is divided into more than one class of shares, the rights attached to any class may only be varied with the written consent of the holders of two-thirds of the shares of that class or the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.
Also, except with respect to share capital (as described above), alterations to our Articles may only be made by special resolution under Cayman Islands law, which requires the affirmative vote of a majority of at least two-thirds of the shareholders who attend and vote at a general meeting of the company.

Amendment of Governing Documents
Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors.
Under Cayman Islands law, our Articles generally (and save for certain amendments to share capital described in this section) may only be amended by special resolution under Cayman Islands law, which requires the affirmative vote of a majority of at least two-thirds of the shareholders who attend and vote at a general meeting of the company.
Rights of Non-Resident or Foreign Shareholders
There are no limitations imposed by our Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on BIOX’s shares. In addition, there are no provisions in the Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

TAXATION
Tax considerations relating to the ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

PLAN OF DISTRIBUTION
Any selling shareholders may sell the securities offered by this prospectus:
•
through or to underwriters;

•
through or to dealers;

•
through agents;

•
directly to purchasers; or

•
through a combination of these methods.

The prospectus supplement relating to any offering will identify or describe:
•
any underwriters, dealers or agents;

•
their compensation;

•
the purchase price of the securities;

•
the public offering price of the securities;

•
any discounts or concessions allowed or reallowed; and

•
confirm any exchange on which the securities will be listed, if any.

Underwriters
If any selling shareholders use underwriters in the sale, the selling shareholders will enter into an underwriting agreement, and a prospectus supplement will set forth the names of the underwriters and the terms of the transaction. The underwriters will acquire securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise stated in the prospectus supplement, various conditions to the underwriters’ obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
Any selling shareholders may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities covered by this prospectus including securities pledged by any selling shareholders or borrowed from us, any selling shareholders or others to settle those sales or to close out any related open borrowing of shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of shares. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or in a post-effective amendment). Any selling shareholders may also sell Ordinary Shares short using this prospectus and deliver Ordinary Shares covered by this prospectus to close out such short positions, or loan or pledge Ordinary Shares to financial institutions that in turn may sell the Ordinary Shares using this prospectus. Any selling shareholders may pledge or grant a security interest in some or all of the securities covered by this prospectus to support a derivative or hedging position or other obligation and, if the selling shareholders default in the performance of its obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus.
If the prospectus supplement so indicates, any selling shareholders may authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase the securities from the selling shareholders at the public offering price set forth in the prospectus supplement. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.

Certain persons participating in certain offerings may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters, if any, may over-allot in connection with the offering, and may bid for, and purchase, the securities in the open market.
Dealers
If any selling shareholders use dealers in the sale, unless otherwise indicated in the prospectus supplement, the selling shareholders will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.
Agents and Direct Sales
We or any selling shareholders may sell securities directly or through agents that we or the selling shareholders designate. The prospectus supplement names any agent involved in the offering and sale and states any commissions we or the selling shareholders will pay to that agent. Unless indicated otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.
Institutional Investors
Unless otherwise indicated in the prospectus supplement, any selling shareholders will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:
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commercial and savings banks;

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insurance companies;

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pension funds;

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investment companies;

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educational and charitable institutions; and

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other similar institutions as any selling shareholders may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:
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the validity of the arrangements; or

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the performance by us or the institutional investor.

Indemnification
Agreements that we or any selling shareholders have entered into or may enter into with underwriters, dealers or agents may entitle them to indemnification by us against certain civil liabilities. These include liabilities under the Securities Act of 1933, as amended. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.
Cayman Data Protection Privacy Notice
We have certain duties under the Data Protection Act (As Revised) of the Cayman Islands (the “DPA”) based on internationally accepted principles of data privacy.

Introduction
This privacy notice puts our shareholders on notice that through your investment in the company you will provide us with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”).
In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.
Investor Data
We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.
In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.
We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.
Who this Affects
If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the Company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.
How We May Use Your Personal Data
We, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:
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where this is necessary for the performance of our rights and obligations under any purchase agreements;

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where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

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where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.
Why We May Transfer Your Personal Data
In certain circumstances, we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary

Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.
We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the US, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.
The Data Protection Measures We Take
Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.
We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.
We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.
What Rights Do Individuals Have in Respect of Personal Data?
If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.
Contacting the Company
For further information on the collection, use, disclosure, transfer or processing of your personal data or the exercise of any of the rights listed above, please contact us through our website at www.biocerescrops.com or +54 (341) 486-1122.

LEGAL MATTERS
We are being represented by Linklaters LLP with respect to certain legal matters of United States federal securities and New York State law. Certain legal matters of United States federal securities and New York State law in connection with any offering made pursuant to this prospectus will be passed upon for the underwriters by a law firm named in the applicable prospectus supplement. The validity of Ordinary Shares offered in any offering made pursuant to this prospectus and legal matters as to Cayman Islands law has been passed upon for us by Maples and Calder (Cayman) LLP and for any underwriters by a law firm named in the applicable prospectus supplement.

EXPERTS
The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended June 30, 2022 have been so incorporated in reliance on the report of Price Waterhouse & Co. S.R.L., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statements incorporated in this prospectus by reference to the Pro Farm annual report on Form 10-K/A No. 2 for the year ended December 31, 2021 have been so incorporated in reliance on the report of Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers.
Documents that we file with the SEC are also available on the website maintained by the SEC (www.sec.gov) as well as our website in the Investor Relations section at https://investors.biocerescrops.com/home/default.aspx. Our Ordinary Shares are listed on the Nasdaq under the ticker “BIOX”. You can consult reports and other information about BIOX that it filed pursuant to the rules and regulations of the SEC.